Exhibit 3.3

[ Nevada State Seal ]	ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4520 (775) 684-5708 Website: www.nvsos.gov

	Filed in the office of	Document Number 20140712412-84
	Ross Miller Ross Miller	Filing Date and Time 10/13/2014 12:05 PM
	Secretary of State State of Nevada	Entity Number C30042-1998
Certificate of Designation (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY • DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

MILWAUKEE IRON ARENA FOOTBALL, INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

RESOLVED, that there be, and there hereby is, estahlished, from the shares of authorized and undesignated Preferred Stock resulting from the withdrawal of the certificate of designation of the Corporation's Series A Preferred Stock~ a new series of Preferred Stock and that such series have such relative rights, preferences, qualifications, limitations and restrictions, if any, as are set forth in Article Ill of the Articles of Incorporation, as amended, and in addition, the following:

(i) The distinctive serial designation of this series of Preferred Stock shaH be ''Series D Convertible Preferred Stock" (hereinafter, the ""Series D Preferred Stock''); Each share of Series D Preferred Stock shall
CONTINUED ON ATTACHED PAGES

3. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X  /s/ RICHARD S. ASTROM
 Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation
Revised: 3-6-09

rank junior to any other series of Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(ii) The Series D Preferred Stock shall comprise 2,530,000 shares, which number shall not be increased but may be decreased (but not below the number of shares of Series D Preferred Stock then outstanding) from time to time by a resolution or resolutions of the Board of Directors. Shares of Series D Preferred Stock acquired by the Corporation or converted into Common Stock shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series upon compliance with the applicable provisions of the Act as then in effect.

(iii) Dividends shall be declared and paid on the Series D Preferred Stock as and whenever dividends are declared by the Board of Directors and paid on the Common Stock. Each share of Series D Preferred Stock shall at that time be entitled to receive an amount that shall be equal to the product of (X) the dividend per share of Common Stock then declared multiplied by (Y) the number of shares of Common Stock into which such share of Series D Preferred Stock was convertible when such dividend was declared. The Board of Directors shall not declare any dividend upon the Common Stock unless it simultaneously declares and sets apart the dividend required to be paid on the Series D Preferred Stock by this subsection (iii).

(iv) Dividends on the shares of Series D Preferred Stock shall not be cumulative.

(v) In the event of any voluntary or involuntary dissolution or winding up of the Corporation, shares of Series D Preferred Stock shall share ratably with the shares of Common Stock as if the Series D Preferred Stock had been converted into Common Stock immediately prior to such event. Neither the consolidation nor the merger of the Corporation with or into any other corporation or corporations nor a reorganization of the Corporation alone nor the sale or transfer of all or any part of its assets, shall be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of the foregoing provisions of this paragraph (v).

Written notice of any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, stating a payment date and the place where the distributable amounts shall be payable and containing a statement of or reference to the conversion right set forth in paragraph (vii) hereof shall be given in accordance with the procedures set forth in paragraph (vi) below.

(vi) The Corporation shall have no right or option to redeem the Series D Preferred Stock, whether at any time in whole or from time to time in part, nor shall the holders of the Series D Preferred Stock have any right or option to require such redemption.

(vii) Prior to the occurrence the Automatic Conversion Event, as that term is defined in this sentence, up to 249,000 shares of Series D Preferred Stock may be converted at the election of their holders into shares of Common Stock, such conversions to be made strictly in the order in which notices of such election are delivered to the Corporation and without distinction or proration among such holders, and, upon and by virtue of the authorization and reservation of the full number of shares of Common Stock into which all of the shares of Series D Preferred Stock are to be converted, as described in subparagraph (g) of this paragraph (vii) (the "Automatic Conversion Event"), the shares of Series D Preferred Stock then outstanding shall automatically be converted into shares of Common Stock, without the requirement of any further action on the part of the holders of such shares or the Corporation, all on and subject to the following terms and conditions:

(a) Subject to the provisions for adjustment hereinafter set forth in this paragraph (vii), prior to the occurrence of the Automatic Conversion Event, each share of Series D Preferred Stock shall be convertible into, and upon the occurrence of the Automatic Conversion Event, each share of Series D Preferred Stock then outstanding shall be automatically be converted into, 2,000 shares of fully paid and nonassessable shares of the Common Stock of the Corporation. Shares of Series D Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day on which notice of a holder's election to convert is delivered to the Corporation or the Automatic Conversion Event occurs, as the case may be, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. Notwithstanding the delivery of such notice or the occurrence of the Automatic Conversion Event, in order to receive certificates representing the shares of Common Stock into which the Series D Preferred Stock shall have been converted, the holder of the certificate or certificates representing the Series D Preferred Stock so converted shall surrender it or them at any office of the Transfer Agent for the Corporation's Common Stock, accompanied by a letter of transmittal in the form prescribed by the Corporation.

(b) The number of shares of Common Stock into which each share of Series D Preferred Stock may be or is converted shall be subject to adjustment from time to time as follows:

(1) In case the Corporation shall (A) pay or make a dividend or other distribution on its Common Stock in stock of the Corporation (B) subdivide its outstanding shares of Common Stock into a greater number of shares, ( C) combine the outstanding shares of its Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock (whether pursuant to a merger or consolidation or otherwise) any shares of stock of the Corporation, then the holder of each share of Series D Preferred Stock shall be entitled to receive upon the conversion of such share, the number of shares of stock of the Corporation which he would have owned or have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event. Such adjustment shall be made whenever any of the events listed above shall occur. An adjustment made pursuant to this subparagraph (1) shall become effective retroactively, as of immediately prior to the opening of business on the day following the record date for the determination of shareholders entitled to receive such dividend or other distribution with respect to the conversion of Series D Preferred Stock occurring subsequent to the record date in the case of a dividend or other distribution and shall become effective immediately prior to the opening of business on the day following the effective date in the case of a subdivision, combination or reclassification; provided that, in the event that such subdivision, combination or reclassification is authorized at the time, or about the time, that a notice of election to convert is delivered to the Corporation or the Automatic Conversion Event occurs, said adjustment shall be made not later than the opening of business on the date on which such notice is delivered or the Automatic Conversion Event occurs.

(2) In case the Corporation shall issue rights or warrants to the holders of its Common Stock entitling such holders to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share of the Common Stock (as defined in subparagraph (vii)(c) below) on the record date for determination of shareholders entitled to receive such rights or warrants, then in each such case the number of shares of Common Stock into which each share of Series D Preferred Stock shall thereafter be converted upon delivery of a notice of election to convert to the Corporation or the occurrence of the Automatic Conversion Event shall be determined by multiplying the number of shares of Common Stock into which such share of Series D Preferred Stock was theretofore convertible by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares of Common Stock which the aggregate offering price of the total number of shares so offered would purchase at such current market price. For the purposes of this subparagraph (2), the issuance of rights or warrants to subscribe for or purchase stock or securities convertible into shares of Common Stock shall be deemed to be the issuance of rights or warrants to purchase the shares of Common Stock into which such stock or securities are convertible at an aggregate offering price equal to the aggregate offering price of such stock or securities plus the minimum aggregate amount (if any) payable upon conversion of such stock or securities into Common Stock. Such adjustment shall be made whenever any such rights or warrants are issued, and shall become effective retroactively with respect to conversions made subsequent to the record date for the determination of shareholders entitled to receive such rights or warrants. For the purpose of this subparagraph (2), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation.

(3) In case the Corporation shall distribute to holders of its Common Stock (whether pursuant to a reclassification, merger or consolidation or otherwise) evidences of its indebtedness or assets (including securities, but excluding (i) cash distributions made out of retained earnings and (ii) shares of stock of the Corporation) or rights or warrants to which subparagraph (2) does not apply, then in each such case the number of shares of Common Stock into which each share of Series D Preferred Stock shall thereafter be converted upon delivery of a notice of election to convert to the Corporation or the occurrence of the Automatic Conversion Event shall be determined by multiplying the number of shares of Common Stock into which such share of Series D Preferred Stock was theretofore convertible by a fraction, the numerator of which shall be the current market price per share of the Common Stock (as defined in subparagraph (vii)(c) below) on the record date for determination of shareholders entitled to receive such distribution, and the denominator of which shall be such current market price per share of Common Stock less the fair value (as determined by the Board of Directors of the Corporation, whose determination shall be conclusive, and described in a statement sent to each holder of the Series D Preferred Stock) of the portion of the evidences of indebtedness or assets so distributed or of such rights or warrants applicable to one share of the Common Stock. Such adjustment shall be made whenever any such distribution is made. Anadjustment made pursuant to this subparagraph (3) shall become effective retroactively, as of immediately prior to the opening of business on the day following the record date for the determination of shareholders entitled to receive such distribution, with respect to conversions made subsequent to the record date pursuant to a reclassification, merger or consolidation, and shall become effective immediately prior to the opening of business on the day following the effective date in the case of a reclassification, merger or consolidation.

(c) For the purposes of any computation under subparagraph (vii)(b), above, the current market price per share of Common Stock on any date shall be deemed to be the average of the daily closing prices for the 20 consecutive trading days ending 3 trading days before the day in question. A trading day shall be any day on which the Common Stock is able to be traded on an organized securities market or trading system in the United

States of America, whether or not the Common Stock actually is traded on such day. The closing price for each day shall be the last reported sales price, regular way, or, in case no reported sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case, as quoted on the principal United States market for the Common Stock, as determined by the Board of Directors of the Corporation or (3) if, in the judgment of the Board of Directors of the Corporation, there exists no principal United States market for the Common Stock, then as determined by the Board of Directors of the Corporation.

(d) No adjustment in the conversion rate shall be required unless such adjustment (plus any adjustments not previously made by reason of this subparagraph ( d)) would require an increase or decrease of at least 1% in the number of shares of Common Stock into which each -Share of Series D Preferred Stock is then convertible; provided, however, that any adjustment which by reason of this subparagraph ( d) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph (vii) shall be made to the nearest onehundred thousandth of a share.

(e) In case of any consolidation of the Corporation with, or merger of the Corporation into, any other corporation (other than a consolidation or merger in which the Corporation is the continuing corporation) or in case of any sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Corporation to another person or corporation, or in case of any reorganization of the Corporation, each share of Series D Preferred Stock then outstanding shall be converted, upon delivery of a notice of election to convert to the Corporation or the occurrence of the Automatic Conversion Event, into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale, conveyance, exchange, transfer or reorganiz.ation by a holder of the number of shares of Common Stock of the Corporation into which such share of Series D Preferred Stock might have been converted immediately prior to such consolidation, merger, sale conveyance, exchange, transfer or reorganization. Provision shall be made in the instrument effecting or providing for such consolidation, merger, sale, conveyance, exchange, transfer or reorganiz.ation for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this paragraph (vii). The above provisions of this subparagraph (e) shall similarly apply to successive consolidations, mergers, sales, conveyances, exchanges, transfers and reorganizations.

(f) Whenever any adjustment is required pursuant to this paragraph (vii), the Corporation shall forthwith cause a copy of such statement to be sent by courier service by the method that provides for the quickest delivery to the holders of record of the Series D Preferred Stock as of the effective date of such adjustment.

(g) The Corporation shall by December 31, 2015, call a special meeting of, or solicit the consents of, its shareholders, in order to authorize the issuance of not less than the full number of shares of Common Stock into which all of the shares of Series D Preferred Stock authorized by this resolution are to be converted, and upon and after such authorization, the Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized and unissued Common Stock the full number of shares of stock into which all shares of Series D Preferred Stock from time to time outstanding are to be converted. The Corporation shall not take any corporate action which would require an adjustment in the number of shares of Common Stock into which each share of Series D Preferred Stock is to be converted unless either (1) immediately after such corporate action is taken and the transactions contemplated thereby are sufficient to effect the conversion of all outstanding shares of Series D Preferred Stock at the conversion rate then in effect, or (2) concurrently with the taking of such corporate action, the Corporation shall take such corporate action as, in the opinion of its counsel, may be necessary to increase the number of its authorized and unissued shares of Common Stock to such number as shall be sufficient to provide for such conversion. Notwithstanding the foregoing, the Corporation may reserve and issue any of its presently authorized and unreserved shares of Common Stock for any purpose.

(h) No fractional shares or scrip representing fractional shares shall be issued upon the conversion of Series D Preferred Stock. If more than one share of Series D Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares that shall be issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series D Preferred Stock so surrendered. No payment shall be made for any fractional share of Common Stock.

(i) The written determination of the Board of Directors shall be conclusive as to the correctness of any computation made under this paragraph (vii) in the absence of manifest error.

(j) If in any case a state of facts occurs wherein in the opinion of the Board of Directors the other provisions of this paragraph (vii) are not strictly applicable, or, if strictly applicable, would not fairly protect the rights of the Series D Preferred Stock in the event of conversion in accordance with the essential intent and principles of such provisions, the Board of Directors may make an adjustment to the conversion rate in accordance with such essential intent and principles so as to protect such rights.

(k) The Corporation shall pay any and all taxes that may be payable upon conversion of the Series D Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series D Preferred Stock so converted were registered and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation, that such tax has been paid.

(viii) The holders of Series D Preferred Stock shall have the following voting rights and no others:

(a) Each holder of shares of Series D Preferred Stock shall have the right to cast the number of votes into which the shares of Series D Preferred Stock held by him of record is then convertible upon each question or matter in respect of which the holders of Common Stock are entitled to vote and shall vote upon such question or matter together with the holders of Common Stock as a single class at meetings of shareholders or by consent.

(b) The holders of Series D Preferred Stock shall have the right, voting separately as a class, to cast one vote for each share of Series D Preferred Stock held by them on any the question or matter on which they are entitled by the laws of the State of Nevada to vote separately as a series, irrespective of whether they also entitled are entitled to vote on such question or matter pursuant to subsection (a) of this section (viii).

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